Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated this 4th day of November, 2020, by and between CYCLO THERAPEUTICS, INC., a Florida corporation (“Cyclo Florida”), and CYCLO THERAPEUTICS, INC., a Nevada corporation and a wholly-owned subsidiary of Cyclo Florida (“Cyclo Nevada”), is made with respect to the following facts.

RECITALS

WHEREAS, Cyclo Florida is a corporation duly organized and existing under the laws of the State of Florida;

WHEREAS, Cyclo Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, the respective Boards of Directors for Cyclo Florida and Cyclo Nevada have determined that, for purposes of effecting the reincorporation of Cyclo Florida in the State of Nevada, it is advisable and in the best interest of said two corporations and their stockholders that Cyclo Florida merge with and into Cyclo Nevada so that Cyclo Nevada is the surviving corporation on the terms provided herein (the “Merger”); and

WHEREAS, the respective Board of Directors Cyclo Florida and Cyclo Nevada, and the stockholders of Cyclo Florida, have adopted and approved this Agreement.

NOW THEREFORE, based upon the foregoing, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows.

ARTICLE I

MERGER

1.1     The Merger; Surviving Corporation. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.4 below), Cyclo Florida shall be merged with and into Cyclo Nevada, subject to and upon the terms and conditions provided in this Agreement, the applicable provisions of the Nevada Revised Statutes (the “NRS”) and the applicable provisions of the Florida Business Corporations Act (the “FBCA”), and the separate existence of Cyclo Florida shall cease. Cyclo Nevada shall be the surviving entity (the “Surviving Corporation”) and shall continue to be governed by the NRS.

1.2     Constituent Corporations. The name and jurisdiction of organization of each of the constituent corporations are set forth in the recitals above.

1.3     Surviving Corporation. Cyclo Therapeutics, Inc., a corporation organized under and governed by the laws of the State of Nevada, shall be the surviving corporation.

1.4     Effective Time. The Merger shall become effective (the “Effective Time”), on the date upon which the last to occur of the following shall have been completed:

(a)     This Agreement and the Merger shall have been adopted and submitted for approval to the stockholders of Cyclo Florida by the Board of Directors of Cyclo Florida and approved by a majority of the voting power of the outstanding stock of Cyclo Florida entitled to vote thereon, in accordance with the requirements of the FBCA;

(b)     This Agreement and the Merger shall have been adopted by the Board of Directors of Cyclo Nevada in accordance with the requirements of the NRS;

(c)     Executed Articles of Merger or an executed counterpart to this Agreement meeting the requirements of the FBCA shall have been filed with the Secretary of State of the State of Florida; and

(d)     Executed Articles of Merger or an executed counterpart to this Agreement meeting the requirements of the NRS shall have been filed with the Secretary of State of the State of Nevada.

1.5     Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the NRS and the FBCA. Without limiting the foregoing, from and after the Effective Time, all the property, rights, privileges, powers and franchises of Cyclo Florida shall vest in Cyclo Nevada, as the Surviving Corporation, and all debts, liabilities and duties of Cyclo Florida shall become the debts, liabilities and duties of Cyclo Nevada, as the Surviving Corporation.

1.6     Articles of Incorporation; Bylaws.

(a)     From and after the Effective Time, the Articles of Incorporation of Cyclo Nevada shall be the Articles of Incorporation of the Surviving Corporation.

(b)     From and after the Effective Time, the Bylaws of Cyclo Nevada as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

1.7     Officers and Directors. The officers of Cyclo Florida immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of Cyclo Florida immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

ARTICLE II

CONVERSION OF SHARES

2.1     Conversion of Common Stock of Cyclo Florida. At the Effective Time by virtue of the Merger, and without any action on part of the holders of any outstanding shares of Cyclo Florida:

(a)     each share of common stock, par value of $0.0001 per share, of Cyclo Florida issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one (1) fully paid and non-assessable share of common stock, par value $0.0001 per share, of Cyclo Nevada; and

(b)     the one hundred shares of common stock of Cyclo Nevada owned by Cyclo Florida shall be canceled.

2.2     Options, Warrants, Stock Purchase Rights, Convertible Securities.

(a)     From and after the Effective Time, the Surviving Corporation shall assume the obligations of Cyclo Florida under, and continue, the option plans and all other employee benefit plans of Cyclo Florida. Each outstanding and unexercised warrant or other right to purchase Cyclo Florida common stock, (each a “Right”) shall become, a warrant or right to purchase the common stock of the Surviving Corporation, on the basis of one share of common stock of the Surviving Corporation for each one share of Cyclo Florida common stock issuable pursuant to any such Right, on the same terms and conditions and at an exercise price equal to the exercise price applicable to any such Cyclo Florida Right from and after the Effective Time. This paragraph 2.2(a) shall not apply to currently issued and outstanding common stock of Cyclo Florida. Such common stock is subject to paragraph 2.1 hereof.

(b)     A number of shares of common stock of the Surviving Corporation shall be reserved for issuance upon the exercise of warrants equal to the number of shares of Cyclo Florida common stock so reserved immediately prior to the Effective Time.

2.4     Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of common stock, warrants or other securities of Cyclo Florida shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective common stock, warrants or other securities of Cyclo Nevada, as the case may be, into which the shares of common stock, warrants or other securities of Cyclo Florida represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of common stock, warrants or other securities of Cyclo Nevada, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE III

TRANSFER AND CONVEYANCE OF ASSETS
AND ASSUMPTION OF LIABILITIES

3.1     Transfer, Conveyance and Assumption. At the Effective Time, Cyclo Nevada shall continue in existence as the Surviving Corporation, and without further action on the part of Cyclo Florida or Cyclo Nevada, succeed to and possess all the rights, privileges and powers of Cyclo Nevada, and all the assets and property of whatever kind and character of Cyclo Florida shall vest in Cyclo Nevada without further act or deed. Thereafter, Cyclo Nevada, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Cyclo Florida in accordance with Section NRS 92A.250 of the NRS.

3.2     Further Assurances. If at any time Cyclo Nevada shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in it the title to any property or right of Cyclo Florida, or otherwise to carry out the provisions hereof, officers of Cyclo Florida as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in Cyclo Nevada and otherwise to carry out the provisions hereof.

ARTICLE IV

FURTHER ACTIONS

4.1     Additional Documents. At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO THE MERGER

The obligation of Cyclo Florida and of Cyclo Nevada to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions:

5.1     No Statute, Rule or Regulation Affecting. At the Effective Time, there shall be no statute, or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Merger.

5.2     Satisfaction of Conditions. All other conditions to the Merger set forth herein shall have been satisfied.

ARTICLE VI

TERMINATION; AMENDMENT; WAIVER

6.1     Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Nevada, by mutual consent of the Board of Directors of Cyclo Nevada and the Board of Directors of Cyclo Florida.

6.2     Amendment. The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Nevada, such amendment to be approved by the Board of Directors of Cyclo Nevada agreeing to such amendment with Cyclo Florida.

6.3     Waiver. At any time prior to the Effective Time, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

ARTICLE VII

MISCELLANEOUS

7.1     Expenses. If the Merger becomes effective, all of the expenses incurred in connection with the Merger shall be paid by Cyclo Nevada.

7.2     Non-Assignability. This Agreement shall not be assignable by either party hereto.

7.3     Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

7.4     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflicts of law principles.

7.5     Headings. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

7.6     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement and Plan of Merger, effective as of this 4th day of November, 2020.

CYCLO THERAPEUTICS, INC., a Florida corporation

By:	/s/ N. Scott Fine
Name: N. Scott Fine Title: Chief Executive Officer

CYCLO THERAPEUTICS, INC., a Nevada corporation

By:	/s/ N. Scott Fine
Name: N. Scott Fine Title: Chief Executive Officer